Exhibit 10.1

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and Release (“Agreement”) is entered into on September 20, 2004 between Radiologix, Inc., a Delaware corporation (“Radiologix”), and Stephen D. Linehan (“Linehan”).

1. Termination of Duties. On September 20, 2004 (the “Effective Date”) Linehan resigns as Chief Executive Officer and a director of Radiologix and from all other director and officer positions with Radiologix and its affiliates. On the Effective Date, the obligations and responsibilities of the parties set forth in the Employment Agreement between Radiologix and Linehan dated February 6, 2003 (the “Employment Agreement”) are completely terminated, except as provided in this Agreement.

2. Salary and Benefits. On the Effective Date, Linehan’s salary and benefits from Radiologix shall cease to accrue, and he shall cease to participate in any employee benefit plans or programs. On the Effective Date, Radiologix shall pay to Linehan any salary payments due him under the Employment Agreement as of the Effective Date. After the Effective Date, Linehan shall cease active participation in any retirement benefits offered by Radiologix and shall not be entitled to make or receive any further contributions with respect to such retirement benefits for any period of time after the Effective Date.

3. Return of Property. Linehan represents that he has returned all equipment and property in his possession that belong to Radiologix or that relate or refer to Radiologix or its business, including all files and programs (hard copy, electronic or otherwise), all originals and copies of documents, notes, memoranda or any other materials that relate or refer to Radiologix or its business (hard copy, electronic or otherwise), and material that constitutes trade secrets or “Proprietary Information” as defined in the Confidentiality Agreement described in Section 10 of this Agreement. In addition, Linehan agrees to permit Radiologix to electronically examine all computer equipment that he may have used in the course of performing his job duties. After such examination, Linehan may specifically identify to Radiologix and purchase one computer and one cellular telephone owned by Radiologix that he used while he was Chief Executive Officer. The purchase price will be the book value of that computer and cellular telephone on Radiologix’s books.

4. Consideration. As additional consideration for the release and covenants by Linehan set forth in this Agreement, (i) Radiologix agrees that the stock option granted to Linehan pursuant to the Stock Option Agreement dated as of February 6, 2003 between Linehan and Radiologix, to the extent exercisable immediately prior to the Effective Date, shall remain exercisable until the first anniversary of the Effective Date and (ii) on the Effective Date, Radiologix shall pay Linehan the sum of $235,000.00, payable as wages, less required state and federal deductions. Linehan agrees that he is solely responsible for his tax obligations, if any, including, but not limited to, all reporting and payment obligations, that may arise as a consequence of such payment. Linehan hereby agrees to hold Radiologix and the Released

Parties (as defined in Section 6 of this Agreement) harmless from and against, and agrees to reimburse and indemnify Radiologix and the Released Parties for, any taxes, penalties, net loss, cost, damage or expense, including, attorneys’ fees, incurred by Radiologix or the Released Parties arising out of the tax treatment by Linehan on his tax return(s) of any payments made to Linehan pursuant to this Agreement.

5. Accrued Vacation. On the Effective Date, Radiologix shall pay Linehan for all his accrued, unused vacation pursuant to Radiologix’s standard policy.

6. Linehan’s Release. In consideration of the promises, covenants and other valuable consideration provided by Radiologix in this Agreement, and to fully compromise and settle any and all claims and causes of action of any kind whatsoever except as provided in this Agreement, Linehan hereby unconditionally releases and discharges Radiologix and its current and former employees, officers, agents, directors, shareholders and affiliates and Radiologix’s contracted radiology practices and their respective current and former employees, officers, agents, directors, shareholders and affiliates (collectively referred to as “Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Linehan has as of the date of this Agreement, including, but not limited to, those arising (i) out of Linehan’s hiring, employment, termination of employment with Radiologix or the Employment Agreement and (ii) under federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Act, the Americans with Disabilities Act of 1990, the Texas Labor Code, the Texas Commission on Human Rights Act, the Texas Payday Act, Chapter 38 of the Texas Civil Practices and Remedies Code, and any provision of the state or federal Constitutions or Texas common law. This release includes, but is not limited to, any claims Linehan may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This Release also includes, but is not limited to, all common law claims such as claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, invasion of privacy, or tortious interference with current or prospective business relationships. Furthermore, Linehan agrees and relinquishes any right to re-employment with Radiologix or the Released Parties. Linehan also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Radiologix or any of the Released Parties or any of its or their respective predecessors or successors, except as expressly required in this Agreement. However, Linehan does not release (x) his right to enforce the terms of this Agreement, (y) his rights under the Indemnification Agreement dated as of February 6, 2003 between Linehan and Radiologix, or (z) his rights to indemnification or advancement of expenses under Radiologix’s charter or by-laws or under any applicable policy (specifically including any applicable “directors and officers” insurance policy) of or maintained by Radiologix or otherwise applicable to Radiologix’s directors or officers.

7. Radiologix’s Release. Radiologix hereby unconditionally releases and discharges Linehan from any and all Claims that Radiologix has as of the date of this Agreement; provided, however, that Radiologix does not release him from any Claim that arose out of an action or omission of his (i) made in bad faith, (ii) made without a reasonable belief that the action or omission was in the best interests of Radiologix, or (iii) that was unlawful or illegal. However, Radiologix does not release its right to enforce the terms of this Agreement and the Confidentiality Agreement.

8. No Claims Against Released Parties. Linehan will not bring any claim or lawsuit against Radiologix or any of the Released Parties related to any matters released by Linehan under Section 6 of this Agreement. If Linehan brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including attorneys’ fees, incurred by Radiologix or the Released Parties in defending the action or lawsuit. However, Linehan may bring a claim or lawsuit to enforce the terms of this Agreement.

9. No Claims Against Linehan. Radiologix will not bring any claim or lawsuit against Linehan related to any matters released by Radiologix under Section 7 of this Agreement. If Radiologix brings or asserts any such action or lawsuit, it shall pay all costs and expenses, including attorneys’ fees, incurred by Linehan in defending the action or lawsuit. However, Radiologix may bring a claim or lawsuit to enforce the terms of this Agreement and the Confidentiality Agreement.

10. Confidentiality. The Confidentiality, Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) between Linehan and Radiologix dated February 5, 2003 shall remain in full force and effect.

11. Non-Disparagement. Linehan agrees that he will not criticize, defame or disparage Radiologix or the Released Parties, their plans, or their actions to any third party, either orally or in writing. Radiologix agrees that it will not criticize, defame or disparage Linehan to any third party, either orally or in writing and that it will use reasonable efforts to prevent any of its current officers or directors from criticizing, defaming or disparaging Linehan to any third party, either orally or in writing. Radiologix agrees only to give neutral reference information about Linehan if requested by prospective employers.

12. Non-Competition and No Solicitation. Linehan’s obligations in Section 5.2(c) of the Employment Agreement remain in full force and effect, and the one-year period referred to therein shall begin on the Effective Date. The parties agree that these obligations were included in the Employment Agreement because of the Confidential Information Radiologix promised to provide Linehan and that he received from Radiologix during his employment. If any court of competent jurisdiction holds that any of the obligations or restrictions in Section 5.2(c) of the Employment Agreement are unreasonable or unenforceable as written, the court may reform the obligations or restrictions to make them enforceable, and the obligations and restrictions shall remain in full force and effect as reformed by the court. Any period or periods of Linehan’s breach of these obligations will not count towards the one-year period, but shall instead be added to the one-year period.

13. Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the non-breaching party shall be entitled to injunctive relief to enforce the Agreement and the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing the Agreement. This Section does not apply to any claims Linehan may have regarding the Age Discrimination in Employment Act.

14. Severability. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law remain in full force and effect.

15. No Admission. This Agreement shall not in any way be construed as an admission by either party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

16. Ambiguities in the Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

17. Press Release. On September 20 or 21, 2004, Radiologix shall issue a news release regarding Linehan’s resignation in the form set forth on Attachment A.

18. Confidentiality. Except as required by law or provided in this Agreement, each of the parties agrees to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement or the circumstances of Linehan’s resignation to any person except Linehan’s spouse, the financial, tax and legal advisors of Linehan and Radiologix (and the executive officers and Board of Directors of Radiologix), or as necessary to enforce this Agreement. Any disclosure made hereunder shall be made only on the condition that the party to whom disclosure is made agrees to protect the confidentiality of the information disclosed. This Agreement may be disclosed in, or filed as an exhibit to, any filing required under any securities laws to be made by Radiologix.

19. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Linehan:

Mr. Stephen D. Linehan

8350 South FM 549

Heath, Texas 75032

With copy to:

Stephan G. Bachelder

Bachelder & Dowling, P.A.

22 Free Street, Suite 201

Portland, ME 04101-3900

If to Radiologix:

Chairman of the Board

Radiologix, Inc.

2200 Ross Avenue

Suite 3600

Dallas, Texas 75201

With copy to:

Michael L. Silhol, Senior Vice President and General Counsel

Radiologix, Inc.

2200 Ross Avenue

Suite 3600

Dallas, Texas 75201

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, telecopy (sent to Radiologix at 214-303-2777), telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

20. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

21. Choice of Law. This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflict of laws rules.

22. No Assignment of Claims. Linehan represents and warrants that he has not transferred or assigned to any person or entity any claim involving Radiologix or the Released Parties or any portion thereof or interest therein.

23. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to the subject matter of this Agreement.

24. Binding Effect of Agreement. This Agreement shall be binding upon Linehan, Radiologix and their heirs, administrators, representatives, executors, successors, and assigns.

25. Time to Sign and Return Agreement. Linehan acknowledges and agrees that he first received the original of this Agreement on or before September 17, 2004. Linehan also understands and agrees that he has been given at least 21 calendar days from the date he first received this Agreement to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Linehan acknowledges that he has been advised and has sought the advice of his own counsel. Linehan understands that he may sign the Agreement at any time on or before the expiration of this 21-day period. Linehan also understands that for seven calendar days after he signs this Agreement he has the right to revoke it, and that this Agreement will not become effective and enforceable until after the expiration of this seven-day period in which he did not exercise his right of revocation. If Linehan revokes this Agreement, he will immediately pay to Radiologix all payments Radiologix made to him under this Agreement. Linehan specifically understands and agrees that any attempt by him to revoke this Agreement after the seven-day period has expired is, or will be, ineffective. Linehan represents and agrees that he has thoroughly discussed all aspects and effects of this Agreement with his attorney, that he has had a reasonable time to review the Agreement, that he fully understands all the provisions of the Agreement and that he is voluntarily entering into this Agreement. By signing this Agreement, Linehan acknowledges the following:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

Executed as of September 20, 2004.

/s/ Stephen D. Linehan
STEPHEN D. LINEHAN

RADIOLOGIX, INC.

By:	/s/ Marvin S. Cadwell
Name: Marvin S. Cadwell Title: Chairman of the Board